VOTORANTIM CELULOSE E PAPEL S.A.

CNPJ/MF. Nº 60.643.228/0001-21

NIRE 35.300.022.807

MINUTES FROM BOARD OF DIRECTORS MEETING,

HELD JANUARY 22, 2004.

On January 22, 2004, at 3:00 p.m., the undersigned members of the VOTORANTIM CELULOSE E PAPEL S.A.'s Board of Directors held a meeting at the Company's headquarters on Alameda Santos, nº 1357, 6 º andar, in São Paulo , São Paulo .

AGENDA - Discuss (i) the proposed dividend distribution to shareholders as per earnings on financial statements disclosed on January 21, 2004 in the Diário Oficial do Estado de São Paulo and on January 20, 2004 in Valor Econômico S.A ., to be submitted for shareholder approval at the Annual Shareholders' Meeting; and (ii) the Capital Budget for retained earnings to the Reserve for Retained Earnings account, to be submitted for shareholder approval at the Annual Shareholders' Meeting.

UNANIMOUSLY APPROVED MOTIONS - In light of the new dividend policy approved by the Board of Directors on December 3, 2003, the directors discussed and approved a dividend distribution proposal to be submitted for shareholder approval at the Annual Shareholders' Meeting for an amount exceeding the minimum set forth in its by-laws, totaling R$ 238,800,000.00 (two hundred thirty-eight million, eight-hundred thousand reais), of which R$ 126,085,000.00 (one hundred twenty-six million, eighty-five thousand reais) will be paid on common stock, corresponding to R$ 5.9642 per 1,000-share block, and R$ 112,715,000.00 (one hundred twelve million, seven hundred fifteen thousand reais) will be paid on preferred shares, corresponding to R$ 6.5606 per 1,000-share block. Furthermore, as per Article 17, VII of the Company's by-laws, the directors discussed and approved the Capital Budget prepared by Management, also to be submitted for shareholder approval at the Annual Shareholders' Meeting.

Motions were approved by unanimous vote.

With no further matters to discuss, the meeting was adjourned to draw up these minutes, which were read, approved and signed by all present.

JOSÉ ROBERTO ERMÍRIO DE MORAES	FÁBIO ERMÍRIO DE MORAES
CARLOS ERMÍRIO DE MORAES	CLÓVIS ERMÍRIO DE MORAES SCRIPILLITI
RAUL CALFAT

I hereby certify that this is a copy of the original document retained by the Company. .

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EDUARDO LAVINI RUSSO

Secretary